Exhibit 5.1

Office of the General Counsel	One American Road
Peter J. Sherry, Jr.	Room 1134, WHQ
Associate General Counsel	Dearborn, Michigan 48126
313/323-2130
313/248-8713 (Fax)
psherry@ford.com

October 2, 2008

Ladies and Gentlemen:

This will refer to the Registration Statement on Form S-8 (the "Registration Statement") that is being filed by Ford Motor Company (the "Company") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to 35,000,000 shares of Common Stock, par value $.01 per share, of the Company ("Common Stock"), relating to the Ford Motor Company Tax-Efficient Savings Plan for Hourly Employees (the "Plan").

As Associate General Counsel and Secretary of the Company, I am familiar with the Restated Certificate of Incorporation and the By-Laws of the Company and with its affairs, including the actions taken by the Company in connection with the Plan.  I also have examined such other documents and instruments and have made such further investigation as I have deemed necessary or appropriate in connection with this opinion.

Based upon the foregoing, it is my opinion that:

(1)  The Company is duly incorporated and validly existing as a corporation under the laws of the State of Delaware.

(2)  All necessary corporate proceedings have been taken to authorize the issuance of the shares of Common Stock being registered under the Registration Statement, and all such shares of Common Stock acquired by Fidelity Management Trust Company, as trustee under the Master Trust Agreement, as amended and restated as of January 1, 2005, relating to the Plan (the "Master Trust Agreement") and as trustee under the Plan, in accordance with the Master Trust Agreement and the Plan will be legally issued, fully paid and non-assessable when the Registration Statement shall have become effective and the Company shall have received therefor the consideration provided in the Plan (but not less than the par value thereof).

I hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement.  In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission issued thereunder.

Very truly yours,

/s/ Peter J. Sherry, Jr.
Peter J. Sherry, Jr.
Associate General Counsel
and Secretary